Exhibit 10.4

Execution Version

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT, dated as of March 16, 2021 (this “Agreement”), is by and among Washington Prime Group, L.P., an Indiana limited partnership (the “Operating Partnership”), WTM Stockton, LLC, a Delaware limited liability company (the “Mall Owner” and together with the Operating Partnership, the “Borrowers” and individually, each a “Borrower”) and the Lenders party hereto. Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Credit Agreement.

WHEREAS, reference is made to that certain Senior Secured Term Loan Agreement, dated as of June 8, 2016 (as amended by that certain First Amendment and waiver to Senior Secured Term Loan Agreement, dated as of December 23, 2016, as amended by that certain Second Amendment and Waiver to Senior Secured Term Loan Agreement, dated as of April 10, 2018, as amended by that certain Third Amendment to Senior Secured Term Loan Agreement, dated as of August 13, 2020 and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among the Borrowers, the Lenders from time to time party thereto and The Huntington National Bank, a national banking association, as Administrative Agent (the “Administrative Agent”) (capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Credit Agreement);

WHEREAS, (a) the Operating Partnership, Bank of America, N.A., as collateral and administrative agent, and certain lenders are party to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 22, 2018 (as amended, supplemented or otherwise modified on or prior to the date hereof, including by that certain Amendment No. 1, dated August 13, 2020, the “Bank of America Credit Agreement”); (b) the Operating Partnership and U.S. Bank National Association, as trustee, registrar, paying agent and transfer agent are party to that certain Indenture, dated as of March 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Base Indenture”) and the Second Supplemental Indenture, dated as of August 4, 2017 (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”); and (c) the Operating Partnership, PNC Bank, National Association, as administrative agent, and certain lenders are party to that certain Term Loan Credit Agreement, dated as of December 10, 2015 (as amended, supplemented or otherwise modified on or prior to the date hereof, including by that certain Amendment No. 1 to Term Loan Agreement, dated as of January 22, 2018 and that certain Amendment No. 2 to Term Loan Credit Agreement, dated as of August 13, 2020, the “PNC Credit Agreement”, and together with the Bank of America Credit Agreement and the Indenture, the “Other Debt Documents”);

WHEREAS, (a) a Default or Event of Default has or may have occurred (or may occur) (i) under Section 11.1(e) of the Credit Agreement as a result of a failure to make a payment as and when due pursuant to the Indenture, (ii) as a result of the potential breach of the covenants, conditions and/or agreements contained in Sections 8.2(b) and 10.12(h) of the Credit Agreement and/or (iii) under Section 11.1(a) of the Credit Agreement as a result of a failure to make payments of interest at the rate required by Section 5.1(d) of the Credit Agreement as a result of the occurrence of an Event of Default (any such Default or Event of Default described in the foregoing clauses (i) through (iii), the “Specified Defaults”) and (b) other Defaults or Events of Default have arisen or may arise out of inaccuracy of any representation and warranty or failure to give notice relating to any Specified Defaults (any such Defaults or Event of Defaults, together with the Specified Defaults, the “Forbearance Defaults”); provided that additional Events of Default under the Credit Agreement may be designated as Forbearance Defaults upon specific designation as such (including via e-mail) from Lenders constituting Requisite Lenders and following such designation, shall be included in the Forbearance Defaults;

WHEREAS, upon the occurrence, and during the continuance, of the Forbearance Defaults (following the giving of any applicable notice and the expiration of any cure period specified in the Credit Agreement), the Administrative Agent (at the request of the Requisite Lenders or with the consent of the Requisite Lenders) would be entitled to exercise all rights and remedies under the Loan Documents (to the extent any such Forbearance Default becomes an Event of Default) as set forth in Section 11.2 of the Credit Agreement and corresponding provisions of any other Loan Documents (including the exercise of rights of set off and conversion) or applicable law (all such rights and remedies collectively (but excluding the charging of default interest and rights pursuant to Section 5.1(a) of the Credit Agreement) the “Rights and Remedies”); and

WHEREAS, the Borrowers have requested that the Lenders executing this Agreement (constituting Requisite Lenders) agree to forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Forbearance Defaults, subject to the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I.  ACKNOWLEDGMENTS

1.01    Acknowledgments. Each of the Borrowers hereby acknowledges and agrees, upon execution and delivery of this Agreement, subject to the terms set forth herein, that:

(a)    Each Specified Default would constitute an Event of Default under the Credit Agreement (upon the expiration of any cure period and giving of any required notice);

(b)    Each Borrower hereby ratifies and affirms (as of the date hereof) the Loan Documents and the Obligations owing thereunder and acknowledges (as of the date hereof) that the Loan Documents are in full force and effect. Each Borrower agrees that the Loan Documents constitute valid and binding obligations and agreements of each of the Borrowers enforceable against each Borrower in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and by general principles of equity and principles of good faith and fair dealing;

(c)    Subject to the terms of this Agreement, the Lenders have not waived, released or compromised, do not hereby waive, release or compromise, and may never waive, release or compromise any events, occurrences, acts, or omissions that may constitute or give rise to any Defaults or Events of Default (including, for the avoidance of doubt, the Forbearance Defaults) that existed or may have existed, or may presently exist, or may arise in the future, nor does any Lender waive any Rights and Remedies. The Borrowers acknowledge that the Requisite Lenders have made no representations as to what actions, if any, they will take after the Forbearance Period, and each Requisite Lender hereby specifically reserves any and all rights, remedies, and claims it has (after giving effect hereto) with respect to the Forbearance Default and any other default and/or Events of Default that may occur;

(d)    The execution and delivery of this Agreement shall not, except as otherwise specifically set forth herein: (i) constitute an extension, modification, or waiver of any aspect of any of the Loan Documents; (ii) extend the maturity of the Obligations or the due date of any payment or performance of any Obligations or other obligations under the other Loan Documents or payable in connection with the Loan Documents; (iii) give rise to any obligation on the part of the Lenders to extend, modify or waive any term or condition of the Loan Documents; (iv) establish any course of dealing with respect to the Loan Documents; or (v) give rise to any defenses or counterclaims to the right of the Lenders to compel payment of the Obligations or otherwise enforce their rights and remedies set forth in the Loan Documents after the Termination Date (as defined below);

(e)    The running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Administrative Agent and/or any Lender Holder may be entitled to take or bring in order to enforce its rights and remedies against the Borrower are, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period; and

(f)    The Lenders’ agreement to forbear from the exercise of their Rights and Remedies solely as to the Forbearance Defaults, and to perform as provided herein, shall not, except as expressly provided herein, invalidate, impair, negate or otherwise affect the Lenders’ ability to exercise their Rights and Remedies under the Loan Documents or otherwise.

SECTION II.  FORBEARANCE

2.01    Forbearance. In consideration of the Borrowers’ agreement of timely compliance with the terms of this Agreement, and in reliance upon the representations, warranties, agreements and covenants of the Borrowers set forth herein, subject to the satisfaction of each of the conditions precedent to the effectiveness of this Agreement, from the Agreement Effective Date (as defined below) until the Termination Date (as defined below), each Lender (severally and not jointly) hereby agrees to forbear, and to instruct the Administrative Agent to forbear (the “Forbearance”), from exercising any of the Rights and Remedies with respect to the Forbearance Defaults. For the avoidance of doubt, during the Forbearance Period (as defined below), each Lender agrees that it (individually or collectively) will not deliver any notice or instruction to the Administrative Agent directing the Administrative Agent, in each case, to exercise any of the Rights and Remedies under the Loan Documents or applicable law against the Borrowers with respect to the Forbearance Defaults. For the avoidance of doubt, nothing in this Agreement shall require forbearance from, or otherwise affect, the rights and remedies of the parties to the Credit Agreement pursuant to Section 5.1(a) thereof (including the last paragraph thereof).

2.02    Forbearance Period. The Forbearance shall commence on the Agreement Effective Date and continue until the earlier of (a) March 31, 2021 at 11:59 p.m. New York City time and (b) notice from the Requisite Lenders following the date on which any Event of Termination (as defined below) shall have occurred (the earlier of clauses (a) and (b), the “Termination Date” and the period commencing on the Agreement Effective Date and ending on the Termination Date the “Forbearance Period”); provided that the Forbearance Period may be extended by confirmation (including via e-mail) from Lenders constituting Requisite Lenders (or from authorized counsel on behalf of such Lenders). Upon the Termination Date, the Forbearance Period shall immediately and automatically terminate and have no further force or effect, and each of the Lenders shall be released from any and all obligations and agreements under this Agreement and shall be entitled to exercise any of the Rights and Remedies as if this Agreement had never existed, and all of the Rights and Remedies shall be available without restriction or modification, as if this Agreement had not been effectuated.

SECTION III.  EVENTS OF TERMINATION.

3.01    Events of Termination. The Forbearance Period shall automatically terminate immediately upon the occurrence of any of the following events (each, an “Event of Termination”):

(a)    the failure of any Borrower to comply with any term, condition or covenant expressly set forth in this Agreement, including, without limitation, the covenants in Section IV of this Agreement, unless (a) the Requisite Lenders, in their sole discretion, grant a cure period for compliance with such term, condition or covenant (including via e-mail) (in which case the Forbearance Period shall terminate if the applicable Borrower does not comply by the expiration of the cure period) or (b) the Borrowers’ failure to comply is otherwise waived by the Requisite Lenders (including via e-mail);

(b)    the occurrence of an “Event of Default” under the Credit Agreement, other than the Forbearance Defaults;

(c)    the Operating Partnership or any of its Subsidiaries or other affiliates pay any interest relating to the 5.950% Notes due 2024 issued pursuant to the Indenture (the “Notes”), regardless whether then due and owing;

(d)    the occurrence of any “Event of Default” under any of the Other Debt Documents (in each case as such terms (or any comparable terms) are defined in such Other Debt Documents, as applicable), in each case that is not subject to a forbearance under the Other Forbearance Agreements;

(e)    a breach by the Borrowers, WPG (as defined below), or any of their Subsidiaries or Affiliates of any covenant or other provision of any forbearance agreement entered into in connection with any of the Forbearance Defaults (or related cross-defaults) under the Other Debt Documents (the “Other Forbearance Agreements”) or the termination of the forbearance period under any of the Other Forbearance Agreements;

(f)    any representation or warranty contained in this Agreement shall be incorrect in any material respect as of the date hereof; provided that if any such representation or warranty is qualified by or subject to a materiality qualification, such representation or warranty shall be true and correct in all respects;

(g)    the enforcement of any rights or remedies under: (i) any of the Other Debt Documents and/or (ii) any of the Other Forbearance Agreements; and/or

(h)    entry into any restructuring support agreement, debtor-in-possession financing, plan of reorganization or similar agreement by the Borrowers, WPG or any of their Subsidiaries or Affiliates, in each case without the consent of the Requisite Lenders, acting in their sole discretion.

SECTION IV.  OTHER AGREEMENTS

4.01    Compliance with Credit Agreement. During the Forbearance Period, the Borrowers shall comply with all obligations, limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Credit Agreement, including any obligations, limitations, restrictions or prohibitions that would otherwise be effective or applicable during the continuance of any Event of Default.

4.02    Other Debt Documents. Notwithstanding any other provision of the Credit Agreement, during the Forbearance Period, without the express prior written consent of the Requisite Lenders, the Borrowers shall not and shall cause their Subsidiaries not to terminate, enter into, amend, restate, amend and restate, supplement or otherwise modify any of the Other Debt Documents.

4.03    Payment of Expenses; Engagement Letters. The Borrowers agree (a) to pay and/or reimburse all amounts due and owing, or that may become due and owing, under the fee or engagement letters between the Borrower or WPG and advisors to the Borrowers’ creditors (the “Creditor Advisors”) on mutually agreed terms and (b) to execute (or, if applicable, cause WPG to execute) written acceptances of fee and/or engagement letters with additional Creditor Advisors on terms to be mutually agreed within seven days of the later of (x) the Agreement Effective Date and (y) the date of receipt by the Borrowers of the last such letter.

4.04    Information Rights. During the Forbearance Period, the Borrowers shall (a) promptly comply with all reasonable requests by the Administrative Agent, the Requisite Lenders and/or the Creditor Advisors to provide information with respect to any of their operations, prospects, assets and properties or the operations, prospects, assets and properties of any of their Subsidiaries and (b) shall provide to Creditor Advisors all information with respect to their operations, prospects, assets and properties and the operations, prospects, assets and properties of any of their Subsidiaries that they provide to their creditors pursuant to or in connection with the Other Forbearance Agreements, substantially at the same time as such information is provided to such other creditors.

4.05    Financial Information. The Borrowers shall provide to the Requisite Lenders (with a copy to the Creditor Advisors) no later than 5:00 p.m. (New York time) on each Thursday during the Forbearance Period: (a) an updated 13-week statement of projected receipts and disbursements, which shall cover the 13-week period beginning with the then following calendar week (each such statement, a “Rolling 13-Week Cash Flow Forecast”), (b) a report showing actual receipts and disbursements through the prior week, including a variance report showing the variance, on a line item basis, to the immediately prior Rolling 13-Week Cash Flow Forecast, and (c) a report showing actual and current balances in any and all bank accounts (each such report, an “Account Balance Report”).

4.06    Employment Agreements; Compensation. During the Forbearance Period, the Borrowers shall not, without the consent of the Requisite Lenders, commence, enter into or make or implement any amendment, waiver, supplement or other modification to any employment agreement or employee compensation plan or pay or cause to be paid any amount contemplated by such agreements or plans before the date on which such amount becomes due and payable pursuant to the terms of the such agreements or plans, as applicable.

4.07    Release. Each Borrower (for itself and its Subsidiaries and controlled Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably releases, waives and forever discharges each of the Lenders, the Administrative Agent and the Collateral Agent, together with each of their respective Affiliates, and each of the directors, officers, members, employees, agents, attorneys, financial advisors and consultants of each of the foregoing (each a “Released Party”, and collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action (“Released Matters”), in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the date hereof directly arising out of, connected with or related to this Agreement or the agreements of any Lender contained therein, in each case, other than any such Released Matters arising from the gross negligence, bad faith, willful misconduct or material breach of the Loan Documents (including this Agreement) by such Released Party or its Affiliates.

4.08    Certain Restricted Payments. The Operating Partnership will not, during the Forbearance Period, make any Restricted Payments (a) in respect of preferred equity interests of WPG or the Operating Partnership, other than pursuant to Section 10.12(d)(i)(B) of the Credit Agreement and other than exchanges of Equity Interests of the Borrower for common shares of WPG or (b) in respect of any Equity Interests held by current employees or members of the board of directors of WPG or the Operating Partnership. For the avoidance of doubt and notwithstanding anything set forth in the Loan Documents, (x) WPG shall not be prohibited from paying compensation in the ordinary course of business pursuant to agreements in effect as of the Agreement Effective Date (including, for the avoidance of doubt, employee retention plans) including under any equity incentive plans in effect as of the Agreement Effective Date and (y) the Operating Partnership shall be permitted to exchange its Equity Interests for common shares of WPG.

4.09    Interest during Forbearance Period. Notwithstanding the Forbearance, (i) effective immediately from and after the occurrence of any Event of Default, and for so long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and other Obligations shall bear interest as set forth in Section 5.1(d) of the Credit Agreement, which shall continue to apply, and (ii) the last paragraph of Section 5.1(a) of the Credit Agreement, including with respect to the availability and non-availability of Eurodollar Rate Borrowings, shall continue to apply.

4.10    Certain Additional Restrictions.

(a)    During the Forbearance Period, the Borrowers shall not, and shall not permit any of their Subsidiaries to, (i) make any voluntary prepayment (including in connection with a refinancing), redemption, repurchase, tender offer, exchange offer, open market purchase or any other payment in respect of the Notes, or prepay any interest thereunder, in each case other than interest, fees and expenses payable thereunder as and when the same may become due or (ii) provide any guarantee or other Contingent Obligation in favor of, or incur or create any lien or pledge to secure (or otherwise provide any credit support to), the Notes.

(b)    Notwithstanding any provision of the Credit Agreement to the contrary, including the definition of “Requisite Lenders”, this Section 4.10 of this Agreement, including this sub-section (b), may not be amended without the consent of the 70% Lenders.

(c)    For purposes of this Section 4.10, “70% Lenders” means, at any time, Lenders having Term Exposures representing more than 70% of the sum of the total Term Exposures at such time.

4.11    Loan Document; Event of Default. This Agreement shall constitute a Loan Document for all purposes under the Credit Agreement. Any failure of compliance with Sections 4.08 and 4.10 hereof shall constitute an immediate Event of Default pursuant to Section 11.1(b) of the Credit Agreement.

SECTION V.  REPRESENTATIONS AND WARRANTIES

In consideration of the foregoing agreements, the Borrowers jointly and severally hereby represent and warrant to each Lender party hereto as of the date hereof, as follows:

5.01    Organization; Powers.

(a)    The Operating Partnership: (i) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Indiana, (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would have or is reasonably likely to have a Material Adverse Effect, and (iii) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of this Agreement;

(b)    The Mall Owner: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would have or is reasonably likely to have a Mall Owner Material Adverse Effect, and (iii) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of this Agreement;

(c)    Washington Prime Group Inc. (“WPG”): (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, (ii) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would have or is reasonably likely to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate, and encumber its property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of this Agreement.

5.02    Authority.

(a)    WPG has the requisite power and authority to execute, deliver and perform this Agreement on behalf of the Borrowers. WPG is the Person who has ultimately executed this Agreement on behalf of the Borrowers and is the sole general partner of the Operating Partnership, which is the sole member of the Mall Owner;

(b)    The execution, delivery and performance of this Agreement is within the Borrowers’ partnership powers, have been duly authorized by all necessary partnership or other organizational action (and, in the case of WPG acting on behalf of the Borrowers in connection therewith, all necessary corporate action of WPG) and such authorization has not been rescinded. No other partnership or corporate action or proceedings on the part of the Borrowers or WPG is necessary to consummate this Agreement;

(c)    This Agreement has been duly executed and delivered on behalf of the Borrowers and constitutes a legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a proceeding of equity or at law.

5.03    No Conflict. The execution, delivery and performance of this Agreement does not and will not: (a) conflict with the Organizational Documents of the Borrowers or any Subsidiary of the Borrowers, (b) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Borrowers, WPG, any Subsidiary of the Borrowers, or any general or limited partner of any Subsidiary of the Borrowers, or require termination of any such Contractual Obligation which may subject the Administrative Agent or any of the other Lenders to any liability, (c) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Borrowers, WPG, any Subsidiary of the Borrowers, or any general partner or limited partner of any Subsidiary of the Borrowers, or (d) require any approval of shareholders of WPG or any general partner (or equity holder of any general partner) of any Subsidiary of the Borrowers.

5.04    Defaults. As of the Agreement Effective Date, no Event of Default, “Potential Event of Default” or default (other than the Specified Defaults) under the Credit Agreement and/or any Other Debt Document (in each case as such terms (or any comparable terms) are defined in such Other Debt Documents, as applicable) has occurred and is continuing or will result from the consummation of the transactions contemplated by this Agreement.

SECTION VI.  MISCELLANEOUS

6.01    Condition Precedent to Effectiveness of this Agreement. This Agreement and the Forbearance shall become effective upon satisfaction or waiver of each of the following conditions (the date on which such condition is satisfied or waived, the “Agreement Effective Date”):

(a)    the parties to this Agreement receiving counterparts of this Agreement duly executed by (i) the Borrowers and (ii) Lenders who collectively constitute the Requisite Lenders; and

(b)    entry into each of the Other Forbearance Agreements, which shall be in form and substance acceptable to the Requisite Lenders, acting in their sole discretion.

6.02    Notice of Default. The Borrowers shall provide notice to the Administrative Agent, as soon as possible but in any event within one Business Day of obtaining knowledge of the occurrence of any Event of Termination, which notice shall state that such event occurred and set forth, in reasonable detail, the facts and circumstances that gave rise to such event. Such notice shall be delivered to:

GLAS USA LLC

3 Second Street, Suite 206,

Jersey City, NJ 07311

Telephone: (201) 839-2181

Email: lisha.john@glas.agency

With copies to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Damian Schaible (Damian.schaible@davispolk.com), Angela Libby
(angela.libby@davispolk.com), Christian Fischer
(christian.fischer@davispolk.com) and Yitz Segal (yitz.segal@davispolk.com).

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn: Josh Feltman (jafeltman@wlrk.com); Angela Herring (akherring@wlrk.com);

Elyssa Eisenberg (eceisenberg@wlrk.com).

6.03    More Favorable Terms. To the extent that any Other Forbearance Agreement or other similar agreement entered into by the Borrowers or any of their Subsidiaries in respect of the Other Debt Documents, or any amendment to any Other Forbearance Agreement, in each case, entered into on or after the date of this Agreement and during the Forbearance Period, provides any benefit or right (including, without limitation, the benefit of a forbearance period of shorter duration than the Forbearance Period or any fee) to any creditor party thereto that is more favorable than the benefits and rights provided to the Lenders under this Agreement, taking into account the terms and conditions of the Other Debt Documents or other agreements in effect with such creditor party, this Agreement shall be deemed to be amended so as to cause any such benefit or right to be incorporated into this Agreement concurrently with making any such benefit or right available, and on identical terms as it is made available to any such other creditor.

6.04    Counterparts. This Agreement may be executed and delivered in any number of counterparts with the same effect as if the signatures on each counterpart were upon the same instrument. Any counterpart delivered by facsimile or by other electronic method of transmission shall be deemed an original signature thereto.

6.05    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, not including the conflict of law rules and principles thereof. Each party hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the federal and state courts in the New York County, City of New York for any action, suit, or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

6.06    Successors and Assigns. This Agreement shall be binding upon each of the Borrowers, the Lenders and their respective successors and assigns, and shall inure to the benefit of each such person and their permitted successors and assigns.

6.07    Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

6.08    Jury Trial Waiver. The Borrowers and the Lenders, by acceptance of this Agreement, mutually hereby knowingly, voluntarily and intentionally waive (to the fullest extent permitted by applicable law) any right they may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement and the Loan Documents or any other transactions or documents contemplated to be executed in connection herewith (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in Section 14.17 of the Credit Agreement.

6.09    Amendment. This Agreement may only be amended or modified in writing by the Borrowers and the Requisite Lenders (or the Administrative Agent at the direction of the Requisite Lenders), subject to any additional requirements under the Credit Agreement, if applicable; provided that any such amendment (including, without limitation, any extension of the Forbearance Period) may be effectuated through e-mail confirmation.

6.10    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WASHINGTON PRIME GROUP, L.P.

By: Washington Prime Group Inc., its general partner

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	Executive Vice President, General Counsel and Corporate Secretary

WTM STOCKTON, LLC

By: Washington Prime Group, L.P., its sole member

By: Washington Prime Group Inc., its general partner

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	Executive Vice President, General Counsel and Corporate Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[LENDER]:*

By:
Name:
Title:

*LENDER SIGNATURES ON FILE WITH REGISTRANT